Exhibit 99.1

CONTACT:
Greg Weaver, Chairman, CEO (714) 414-4000
Carl Womack, Chief Financial Officer (714) 414-4003

FOR IMMEDIATE RELEASE

PACIFIC SUNWEAR ANNOUNCES FIRST QUARTER
EARNINGS INCREASE 88% TO $15.0 MILLION
EXCEEDS CONSENSUS ESTIMATES BY $.02
RAISES FULL YEAR EPS GUIDANCE TO $1.31

     ANAHEIM, CA/May 10, 2004 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today reported results for the first quarter ended May 1, 2004. Net income for the first quarter increased 88% to $15.0 million, or $.19 per share, basic and diluted, compared to $8.0 million, or $.11 per share, basic, and $.10 per share, diluted, for the first quarter of fiscal 2003.

     Total sales for the first quarter (13 weeks) ended May 1, 2004 were $245.1 million, an increase of 23.6% over total sales of $198.3 million for the first quarter (13 weeks) ended May 3, 2003. Same-store sales increased 12.7% for the comparable thirteen-week period ended May 1, 2004.

     “I am pleased to report that we had a great first quarter with earnings up 88% over last year,” stated Greg Weaver, Chairman and CEO. “Same store sales growth was a robust 12.7% for the quarter. For PacSun, we achieved strong double digit same store sales growth in footwear and accessories and high single digit comparable increases in guys and low single digit increases in girl’s apparel.”

     “We achieved a 6.0% same store sales increase in our d.e.m.o. chain in the first quarter against a very strong same store sales increase of 36.5% achieved in Q1 a year ago. Girl’s apparel, accessories and footwear have been the comp drivers in d.e.m.o. while men’s were down mid single digits. We opened 16 new d.e.m.o. stores in the first quarter with a projected first year average sales trend of $1.2 million for those stores.”

     “In the first quarter, we opened 30 net new stores. For the year, we are on plan to open 110 new stores and expand/relocate 35 stores to larger locations, which equates to square footage growth of 15%. We are currently tracking ahead of our 13% operating margin goal for fiscal 2004. Based upon first quarter earnings results and the completed $50.0 million stock repurchase which reduced share count by nearly 3%, the Company is increasing its full year earnings per share guidance to $1.31 from the current consensus of $1.26, assuming same store sales growth of 5% for the balance of the year,” concluded Mr. Weaver.

     Pacific Sunwear is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of May 1, 2004, the Company operated 689 PacSun stores, 81 PacSun outlet stores and 137 d.e.m.o. stores for a total of 907 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

- MORE -

     The matters discussed in this news release with respect to projected first year average sales of d.e.m.o. stores opened in the first quarter, square footage growth for fiscal 2004, fiscal 2004 operating margin goal, fiscal 2004 earnings per share guidance and the same stores sales assumption for the balance of the year are forward-looking statements that involves risks and uncertainties, including changes in customer demands and preferences, competition from other retailers, higher than anticipated costs and uncertainties generally associated with apparel retailing. The historical results achieved are not necessarily indicative of future prospects of the company. More information on factors that could affect the company’s financial results is included in the company’s Report on Form 10-K for the year ended January 31, 2004 and subsequent periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to update our forward-looking statements to reflect new information or events or for any other reason.

     Pacific Sunwear of California Inc. releases are available on Pacific Sunwear’s Corporate News on the Net site at http://www.businesswire.com/cnn/psun.htm.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENT OF INCOME
(unaudited)
(in $000’s, except share and per share data)

	FIRST QUARTER ENDED
	MAY 1, 2004	MAY 3, 2003
Net sales	$245,131	$198,331
Gross margin	83,572	63,855
Selling, G&A expense	59,951	50,962

Operating income	23,621	12,893
Interest income, net	457	61

Income before taxes	24,078	12,954
Income tax expense	9,104	4,975

Net income	$14,974	$7,979

Net income per share, basic *	$0.19	$0.11

Net income per share, diluted *	$0.19	$0.10

Weighted average shares outstanding, basic *	78,157,771	74,524,548

Weighted average shares outstanding, diluted *	80,146,144	76,472,511

*	Prior year share and per share amounts have been adjusted for the three-for-two stock split effected August 25, 2003.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in $000’s)

	MAY 1, 2004	JAN. 31, 2004
ASSETS
Current assets:
Cash & cash equivalents	$76,428	$142,840
Short-term investments	50,104	33,035
Inventories	157,912	147,751
Other current assets	31,761	29,910

Total current assets	316,205	353,536
Property and equipment, net	208,989	203,644
Other long-term assets	19,293	18,081

Total assets	$544,487	$575,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$94,016	$93,634
Income taxes payable	5,326	15,024
Current portion of long-term debt and capital leases	1,910	1,886

Total current liabilities	101,252	110,544
Long-term portion of debt and capital leases	968	1,455
Other long-term liabilities	35,851	34,500

Total liabilities	138,071	146,499
Total shareholder’s equity	406,416	428,762

Total liabilities and shareholders’ equity	$544,487	$575,261

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited)
(in $000’s)

	FIRST QUARTER ENDED
	MAY 1, 2004	MAY 3, 2003
Cash flows from operating activities:
Net income	$14,974	$7,979
Depreciation & amortization	9,475	8,783
Loss on disposal of property and equipment	1,528	326
Tax benefits related to exercise of stock options	2,488	1,276
Changes in operating assets and liabilities:
Inventories	(10,161)	(11,450)
Accounts payable and accrued expenses	5,235	(3,120)
Income taxes and deferred income taxes	(9,698)	(4,262)
Other assets and liabilities	(1,712)	1,460

Net cash provided by operating activities	12,129	992
Cash flows from investing activities:
Capital expenditures	(16,348)	(8,717)
Purchases of short-term investments	(18,069)	—
Maturities of short-term investments	1,000	—

Net cash used in investing activities	(33,417)	(8,717)
Cash flows from financing activities:
Repayments of long-term debt and capital leases	(463)	(562)
Repurchase of common stock	(49,995)	—
Proceeds from exercise of stock options	5,334	5,425

Net cash (used in)/provided by financing activities	(45,124)	4,863

Net decrease in cash and cash equivalents	(66,412)	(2,862)
Cash and cash equivalents, beginning of period	142,840	36,438

Cash and cash equivalents, end of period	$76,428	$33,576

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	MAY 1,	MAY 3,
	2004	2003
Stores open at beginning of first quarter	877	791
Stores opened during first quarter	31	18
Stores closed during first quarter	(1)	(1)

Stores open at end of first quarter	907	808
Other operating data:
PacSun stores	689	625
Outlet stores	81	74
d.e.m.o. stores	137	109
Total square footage at end of period (in thousands)	3,117	2,721

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